Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Trust for Credit Unions regarding the Prospectus and Statement of Additional Information of Enhanced Income Intermediate Duration Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2021